VIDLER WATER COMPANY, INC.
3480 GS Richards Blvd., Ste 101 • Carson City, NV 89703 • Tel 775.885.5000 • Fax 775.885.5005

NEWS RELEASE
FOR IMMEDIATE RELEASE

LINCOLN COUNTY WATER DISTRICT, VIDLER WATER COMPANY
AND THE NEVADA STATE ENGINEER
REACH SETTLEMENT OF THE
TULE DESERT HYDROGRAPHIC BASIN LITIGATION

(CARSON CITY, NEVADA) – April 16, 2010 - Lincoln County Water District, Vidler Water Company and the Nevada State Engineer have reached a resolution with respect to future water resource development in the Tule Desert Hydrographic Basin.  The litigation between the parties has been fully resolved and the parties have entered into a settlement agreement.  The settlement agreement results in the granting of the original Lincoln/Vidler Application of 7,240 acre feet of water rights with an initial 2,900 acre-feet available for use immediately and the balance of the water rights the subject of staged pumping and development over the next several years.  The resolution of this matter allows Lincoln and Vidler to bring to fruition a large part of their efforts to provide for future jobs and economic stability within Lincoln County.  The settlement agreement provides for the continuing collection of recharge data and pumping data over the next several years by Lincoln/Vidler to further refine the modeling of the basin and potential impacts, if any, from deep aquifer pumping in the remote, unpopulated desert valley in Lincoln County, Nevada.

The District and Vidler have teamed up to jointly develop water resources in a sustainable, scientifically-based way to support the planned economic growth for Lincoln County over the ensuing decades.  The Tule Desert Hydrographic Basin water resources are being developed to support the Lincoln County Recreation, Conservation and Development Act of 2004 (the “Land Act”) and the proposed Toquop Power generation project, a 750 megawatt gas fired power generation facility and a 200 megawatt photovoltaic solar power generation site, all located in southern Lincoln County.  The water permitted under the settlement agreement is anticipated to provide sufficient water resources to support the development of the Toquop Power generation project and a portion of Land Act properties.

The District and Vidler have worked for nearly twelve years to bring the County’s master planned projects in southern Lincoln County to fruition at a cost of nearly $20 million dollars.  “We have worked hard over the years to bring a project to Lincoln County that would stabilize our tax base and provide jobs for the residents of our area.  It has taken the collective work of many county commissions over the years but we are very near the reality of providing a tangible benefit to our residents,” Ronda Hornbeck, chairwoman of the Water District, stated.

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Vidler Water Company, Inc.
Tule Desert Litigation Settlement

The public private effort by Lincoln County Water District and Vidler has proven to be a model for assisting communities requiring access to capital and scientific, environmental, engineering and related expertise to develop water resources to support their communities’ planned future growth and development.  “Vidler believes that science-based decisions in the water resource development area are the key to the future and particularly for those communities who are committed to sustainable water resource development that supports their community planning,” Dorothy Timian-Palmer, President of Vidler Water Company, added.

Vidler Water Company is actively involved in the proprietary development of sustainable water resources and assisting both private and public entities in the development of water resources throughout the Southwest, with projects in Colorado, New Mexico, Arizona, Nevada and Idaho.  Vidler Water Company is a wholly-owned subsidiary of PICO Holdings, Inc. (NASDAQ:PICO).

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Contact: Dorothy Timian-Palmer                                                                                       President & COO                                           877-885-0050 ext.101